Exhibit 5.5

CONSENT OF EXPERT

I, Enrique Munoz Gonzalez, of Metalica Consultores S.A., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral reserve estimates for the C-1 Santa Luz project as at December 31, 2008 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Enrique Munoz Gonzalez
Name: Enrique Munoz Gonzalez, MAusIMM

Date: March 31, 2009